EXHIBIT 99.1

XFORMITY GAINS FAVORABLE RULING IN B-50 PATENT LITIGATION

Dallas, March 3, 2006 - XFormity Technologies, Inc. (OTCBB: XFMY) announced today that in a patent infringement suit brought by b-50.com, LLC, Golden Valley, MN (b-50) against XFormity, Inc., Dallas, TX, the Company's subsidiary, Judge Ann Boyle of the United States District Court, Northern District of Texas, Dallas Division, has issued an order adopting the Special Master's Report on Claim Construction in its entirety and has overruled the objections of b-50. This order is a very significant ruling in the case, and XFormity believes that this order supports its non-infringement defense. As a result of this order, XFormity intends to ask the court to enter a summary judgment of non-infringement.

The b-50 patent is directed to a method of generating custom-formatted reports based on restaurant point-of-sale data transferred between multiple remote computing devices and a central computing device. B-50 asserts XFormity's QSRx infringes on its patent, whose inventors are b-50 directors Jeff Engler and Lee Engler, as well as Leonard Neuman, former executive of b-50. XFormity has consistently denied that QSRx infringes on the b-50 patent.

The judge's ruling states "Claim construction is the first step in the two-part analysis to determine patent infringement."

Mark Haugejorde, President of the Company, stated "We are extremely pleased with the Court's ruling and are encouraged in our continuing vigorous defense of what we believe are unmeritorious claims."

About XFormity Technologies, Inc.

XFormity Technologies, Inc. designs and manages Integrated Business Intelligence solutions as a hosted service, with a focus in the retail / food service industry. The Company is able to rapidly roll out flexible, extensible solutions that offer an immediate ROI to its customer base. More information about XFormity (OTC Bulletin Board: XFMY) is available at www.xformity.com.

Safe Harbor for Forward Looking Statements

The statements contained in this press release may include certain projections and forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve a number of risks and uncertainties. Such statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such expectations will be achieved and that actual results could differ materially from those described. Actual results of future operations of XFormity Technologies, Inc. may differ materially from those indicated by these forward looking statements as a result of various important factors, including, but not limited to, those discussed in the Risk Factors sections of reports filed by XFormity Technologies, Inc. with the Securities and Exchange Commission.
PR Contact:	Mark Haugejorde, CEO
XFormity, Inc.
Phone: (972) 661-1200 x 306